                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-1
(File No.           ) of our report, which includes an explanatory paragraph on the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and the changing of methods for accounting for purchased mortgage servicing rights and accounting for mortgage servicing fee income, dated January 18, 1996, except for the second paragraph of Note 1 and the fifth paragraph of Note 2, as to which the date is March 4, 1996, on our audits of the consolidated financial statements of BancBoston Mortgage Corporation. We also consent to the reference to our firm under the caption "Experts."

COOPERS & LYBRAND, L.L.P.

Jacksonville, Florida
December 12, 1996